Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie Vice President – Investor Relations Altera Corporation (408) 544-6996 swylie@altera.com	Anna Del Rosario Director – Corp. Comm. Altera Corporation (408) 544-7496 anna.delrosario@altera.com

ALTERA GRANTED ADDITIONAL NASDAQ EXTENSION

San Jose, Calif., September 14, 2006 — Altera Corporation (NASDAQ: ALTR) today announced that a NASDAQ Listing Qualifications Panel has granted the company’s request for an extension of time to complete and file its required periodic reports. Altera’s securities will continue to be listed on the NASDAQ Global Market, subject to the filing on or before October 26, 2006 of the company’s Form 10-K/A for the period ended December 30, 2005, its Form 10-Q for the period ended March 31, 2006, and its Form 10-Q for the period ended June 30, 2006 as well as Altera’s compliance with all other listing standards of the NASDAQ Global Market. There can be no assurance that Altera will remain listed on the NASDAQ Global Market unless and until the company fully satisfies the terms of the Panel’s decision.

The Panel granted the extension in response to a revised plan of compliance submitted by Altera to the Panel on September 5, 2006. In granting the extension, the Panel has required that through October 26, 2006, Altera notify the Panel of the occurrence of any significant events, including any event that may call into question Altera’s historical financial information or impact the company’s ability to comply with any NASDAQ listing requirement or satisfy the October 26, 2006 deadline. In addition, any submissions to the Panel, press releases, or public filings prepared by Altera will be subject to review by the Panel, which may, at its discretion, request additional information before determining that Altera has complied with the terms of the Panel’s decision. The Panel also stated that it only has the discretion to grant an extension to October 26, 2006. If Altera is unable to comply with the conditions for continued listing required by the Panel, the company’s securities will be subject to immediate delisting from the NASDAQ Global Market. Altera would have the option to request that the NASDAQ Listing and Hearing Review Council review any decision to delist its shares from the NASDAQ Global Market, but the company cannot provide any assurance that such a request would be successful. A request for review would not stay a Panel decision to delist the company’s shares. Altera’s previously-announced special committee review of the company’s historical stock option practices and related accounting and other matters is ongoing.

Forward-Looking Statements

This press release contains forward-looking statements concerning the granting of Altera’s request for an extension of time in which to complete and file its required periodic reports. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, the timing and final results of the review being conducted by the company’s special committee of the board of directors and delays in filing the company’s required periodic reports and other risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.